EXHIBIT 3.8

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, including amendments thereto, with regard to the Common Stock and Preferred Stock of Stronghold Technologies, Inc., a Nevada corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

In evidence thereof, the undersigned hereby execute this agreement as of the 13th day of August, 2004.

Date: August 13, 2004

/s/ R. Allen Stanford
R. Allen Stanford

Date: August 13, 2004	STANFORD VENTURE CAPITAL HOLDINGS, INC.

/s/ James M. Davis
James M. Davis, President